Exhibit 99.1

Bazaarvoice Enters Into Letter of Intent with Viewpoints to Divest PowerReviews Business

AUSTIN, Texas and CHICAGO, April 8, 2014 — Bazaarvoice, Inc. (Nasdaq: BV), the network connecting brands and retailers to the authentic voices of consumers wherever they shop, and Viewpoints, LLC, a consumer reviews platform, today announced the companies have entered into a non-binding letter of intent (LOI) whereby Viewpoints would acquire the Bazaarvoice subsidiary that holds substantially all assets associated with Bazaarvoice’s June 2012 acquisition of PowerReviews. Specific terms of the proposed agreement are not being disclosed.

Since the district court issued its ruling in favor of the Department of Justice, we have been engaged in a thoughtful process to identify and reach agreement with an appropriate entity to which we could divest the PowerReviews business consistent with the Court’s decision and views expressed by the DOJ,” said Gene Austin, CEO and president, Bazaarvoice. “Viewpoints is an established, committed ratings and reviews provider with experience serving both the consumer and business markets. After a thorough assessment, we believe this divestiture proposal achieves the best possible outcome for our clients, shareholders, and employees.”

Matt Moog, founder and CEO of Viewpoints stated, “The PowerReviews technology platform and team are world-class. Together they provide a scalable and easy to manage platform to hundreds of leading brands and retailers. The opportunity to add the PowerReviews platform alongside our recently-launched Viewpoints Pulse service will extend our ability to serve the enterprise market, which promises to create significant additional value for brands and their end customers as we scale our ability to collect reviews of their products and services.”

The proposed transaction is subject to approval by the U.S. District Court for the Northern District of California (the “Court”) and customary closing conditions, including completion of due diligence, negotiation, and execution of a definitive agreement. The sale is expected to be completed within the first quarter of Bazaarvoice’s 2015 fiscal year but there can be no assurance that the proposed transaction will be completed.

About Viewpoints

Viewpoints is the only consumer review platform where in-market shoppers engage directly with brands and with each other to gain insights that help them discover the best products to meet their specific needs. Viewpoints has collected millions of reviews across more than 50,000 products from 9,000 brands while helping more than 130 million shoppers make more informed decisions. Viewpoints offers three solutions for brands and retailers: a) Viewpoints Pulse (http://www.viewpoints.com/about-pulse/) is a review management tool to help brands collect, manage and syndicate consumer reviews, b) Viewpoints

Connect syndicates reviews to retailers and c) Viewpoints.com makes it easy for brands and retailers to reach more than ten million in-market shoppers who are actively considering what brands and retailers to choose for their purchase.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about 70 million products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit http://www.bazaarvoice.co.uk read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Media Contact:	Investor Contact:

Matt Krebsbach	Linda Wells
Bazaarvoice, Inc.	Bazaarvoice, Inc.
512-551-6612	415-489-6045
matt.krebsbach@bazaarvoice.com	linda.wells@bazaarvoice.com

Matt Moog

Viewpoints, LLC

312 447 6111

matt@viewpoints.com

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